EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 23, 2010, relating to the consolidated financial statements of Techwell Inc. and its subsidiaries (the “Company”) and our report dated March 23, 2010, relating to the effectiveness of Techwell Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Techwell, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 24, 2010